EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements:

Form S-8, Nos. 2-36778, 2-56410, 33-30530, and 333-101091 pertaining to the Long Term Stock Incentive Plan and predecessor stock plans, and outstanding effective registration statements on Form S-16 included in certain such S-8 filings;

Form S-8, No. 33-56369, pertaining to the JP Teamshare Plan and Guarantee Thrift Savings Plan and Trust;

Form S-8, Nos. 33-64137, and 333-109090, pertaining to the Non-Employee Directors’ Stock Option Plan of Jefferson-Pilot Corporation of our report dated February 2, 2004, with respect to the consolidated financial statements and schedules of Jefferson-Pilot Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ ERNST & YOUNG LLP

Greensboro, North Carolina

March 11, 2004

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